UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PICO HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

Jason L. Kent Cooley LLP 4401 Eastgate Mall San Diego, California 92121-1909 (858) 550-6044	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004 (202) 739-5947

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PICO Holdings, Inc., a California corporation (“PICO” or the “Company”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from its shareholders in connection with its 2016 Annual Meeting of Shareholders to be held on Monday, July 11, 2016 at 10:00 am (PDT) at the Museum of Contemporary Art San Diego, Coast Room, 700 Prospect Street, La Jolla, California 92037 (the “2016 Annual Meeting”). PICO filed a definitive proxy statement and a definitive form of proxy card with the SEC on May 31, 2016 in connection with its solicitation of proxies to be used at the 2016 Annual Meeting (the “2016 Annual Meeting Proxy Statement”).

Letter to River Road Asset Management, LLC Dated June 29, 2016

Attached hereto is a letter dated June 29, 2016, sent on behalf of the independent members of the PICO Board of Directors (the “Board”), to River Road Asset Management, LLC (“River Road”) in which PICO responds to a letter from River Road to the Board dated June 17, 2016. This letter is being filed herewith because it may be deemed to be solicitation material in connection with PICO’s solicitation of proxies from its shareholders to be used at the 2016 Annual Meeting.

Important Additional Information and Where to Find It
Shareholders can obtain copies of PICO’s 2016 Annual Meeting Proxy Statement, any amendments or supplements to the 2016 Annual Meeting Proxy Statement and other documents filed by PICO with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at PICO’s website (http://investors.picoholdings.com) or by writing to the Company’s Corporate Secretary at PICO Holdings, Inc., 7979 Ivanhoe Avenue, Suite 300, La Jolla, CA 92037 or by calling PICO’s Corporate Secretary at (858) 456-6022.

June 29, 2016

VIA ELECTRONIC MAIL

River Road Asset Management, LLC
462 S. 4th Street, Suite 2000
Louisville, KY 40202

Attention:             Mr. R. Andrew Beck, President & CEO, Senior Portfolio Manager
Mr. J. Justin Akin, Portfolio Manager
Mr. James C. Shircliff, CFA, Chief Investment Officer

Gentlemen:

This letter is in response to the letter dated June 17, 2016 that you sent to the PICO Holdings, Inc. (“PICO”) Board of Directors (the “PICO Board”) on behalf of River Road Asset Management, LLC (“River Road”).

In your letter, you question whether a personal investment made by PICO’s Chief Executive Officer, John Hart, in Synthonics, Inc. (“Synthonics”), a company where PICO is also an investor and where one of our directors, Kenneth J. Slepicka, is the Chairman and Chief Executive Officer, was disclosed to the PICO Board and its Audit Committee prior to PICO making each of its equity investments in, and loan to, Synthonics. You have also raised the question of why PICO did not include Mr. Hart’s investment in Synthonics in its disclosures to shareholders of its related party transactions. You have also requested certain information related to the valuations assigned to Synthonics when each of Mr. Hart and PICO made their respective investments.

The independent members of the PICO Board, meeting in executive session, have reviewed and discussed your letter and have reviewed the relevant books and records of PICO. While the independent members of the PICO Board, in conjunction with PICO’s professional advisors, intend to review this matter further, we can confirm the following factual information to you (and all PICO shareholders) based upon the inquiries we have made and our review of PICO’s books and records:

•
With respect to your first question, the minutes of the PICO Board’s Audit Committee of July 27, 2010 confirm that, prior to PICO’s evaluation of its initial equity investment in Synthonics (which investment was consummated in August 2010), Mr. Hart disclosed to the PICO Board’s Audit Committee that he owned 0.558% of Synthonics common stock on a fully diluted as converted to common basis (6,096 shares of Class A Convertible Preferred Voting stock at $9 per share at a total cost of $54,864) in accordance with PICO’s related party transaction policy contained in its Audit Committee charter which requires the Audit Committee to review and approve all related party transactions regardless of the amount of such transaction. Mr. Hart’s current ownership is 0.357% of the fully diluted shares of Synthonics.

•
Your second question inquired why Mr. Hart’s investment in Synthonics is not included in our shareholder disclosure documents where we discuss related party transactions. While, in accordance with PICO’s related party transactions policy, the Audit Committee was informed of Mr. Hart’s total investment in Synthonics prior to PICO’s initial investment in Synthonics in August 2010, public disclosure of such investment was determined not to be required with respect to such investment because Mr. Hart’s total investment in Synthonics of approximately $55,000 is lower than the $120,000 threshold set by the U.S. Securities and Exchange Commission for publicly disclosing such transactions. The independent members of the PICO Board, in conjunction with PICO’s professional advisors, intend to review further PICO’s past and future approach to public disclosure of related party transactions.

•
With respect to your third question, we can confirm that Mr. Hart’s investment in Synthonics was made at $9.00 per share in February 2006 and that PICO’s August 2010 and April 2013 investments in Synthonics were made at $7.32 per share.

We hope the above is helpful in addressing the questions you have raised in your June 17th letter. If you have additional questions regarding this matter, please do not hesitate to contact me.

Sincerely,

Raymond V. Marino, II Chairman of the Board

cc: PICO Holdings, Inc. Board of Directors